Exhibit 99.1

Amplify Snack Brands, Inc. Reports Fourth Quarter and Full Year 2016 Financial Results

Fourth Quarter Net Sales of $88.6 Million

Company Provides Full Year Fiscal 2017 Outlook

Austin, Texas – March 8, 2017 – Amplify Snack Brands, Inc. (“Amplify” or the “Company”) (NYSE:BETR), a leading marketer and manufacturer of branded better-for-you snack food products, today reported financial results for the three months and year ended December 31, 2016.

Three Months Ended December 31, 2016 Highlights

•	Net sales were $88.6 million, up 91.1% year-over-year

•	Gross profit was $36.8 million, representing 41.5% of net sales

•	GAAP net income was $8.5 million, or $0.11 per fully diluted share

•	Non-GAAP adjusted net income was $6.6 million, or $0.09 per fully diluted share

•	Adjusted EBITDA was $23.5 million, representing 26.6% of net sales

Full Year Ended December 31, 2016 Highlights

•	Net sales were $270.8 million, up 47.2% year-over-year

•	Gross profit was $130.1 million, representing 48.0% of net sales

•	GAAP net income was $27.3 million, or $0.36 per fully diluted share

•	Non-GAAP adjusted net income was $37.0 million, or $0.49 per fully diluted share

•	Adjusted EBITDA was $84.9 million, representing 31.4% of net sales

“2016 was a year of transformation for Amplify. We strategically expanded and diversified our better-for-you product offering and began to make key leadership team additions to further strengthen our execution to deliver the growth we know our company is capable of achieving over the next several years,” said Tom Ennis, Amplify’s President and Chief Executive Officer. “Our fourth quarter financial performance reflects the strong momentum for our SkinnyPop, Paqui and Oatmega brands, and the addition of Tyrrells. We continued to generate best-in-class velocities while simultaneously increasing our points of distribution and gaining market share across a wide range of sales channels. Looking ahead, we have a robust innovation pipeline and remain very excited about our acquisition of Tyrrells as we begin to leverage our cross selling opportunities during 2017.”

Three Months Ended December 31, 2016

Net sales increased 91.1% to $88.6 million compared to $46.4 million for the three months ended December 31, 2015. The increase in net sales reflects a full quarter contribution from both Tyrrells’ international portfolio of brands as well as Oatmega, continued solid growth of the SkinnyPop brand and new distribution and increased velocities of the Paqui brand. Foreign currency exchange had an immaterial impact on the Company’s operating results for the three months ended December 31, 2016.

Gross profit was $36.8 million, or 41.5% of net sales, compared to $26.2 million, or 56.5% of net sales for the three months ended December 31, 2016. The decrease in gross margin percentage for the three months ended December 31, 2016 was primarily due to the acquisition of Tyrrells.

GAAP SG&A was $20.0 million compared to $13.9 million for the three months ended December 31, 2015. GAAP net income was $8.5 million, or $0.11 per fully diluted share, compared to net income of $4.4 million, or $0.06 per fully diluted share, for the three months ended December 31, 2015. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $6.6 million, or $0.09 per fully diluted share, based on 76.8 million diluted shares outstanding, compared to adjusted net income of $9.5 million for the three months ended December 31, 2015, or $0.13 per fully diluted share, based on 74.9 million diluted shares outstanding.

Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 25.6% to $23.5 million from $18.7 million for the three months ended December 31, 2015, primarily reflecting higher net sales and gross profit, partially offset by higher SG&A. As a percentage of net sales, Adjusted EBITDA was 26.6% compared to 40.4% in the three months ended December 31, 2015. The decrease in Adjusted EBITDA as a percentage of sales was primarily driven by a full quarter contribution of Tyrrells and Oatmega and strategic investments in consumer marketing activities to drive brand awareness and trial, as well as investment in infrastructure and personnel.

Year Ended December 31, 2016

Net sales for the year ended December 31, 2016 increased 47.2% to $270.8 million, compared to $183.9 million for the year ended December 31, 2015. The increase in net sales reflects continued strong growth of the SkinnyPop brand, the addition of the Tyrrells international portfolio of brands and Oatmega which the Company acquired in 2016, and new distribution and increased velocities of the Paqui brand.

GAAP net income increased $17.4 million to $27.3 million, or $0.36 per fully diluted share, compared to net income of $9.9 million, or $0.13 per fully diluted share, for the year ended December 31, 2015. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $37.0 million, or $0.49 per fully diluted share, based on 75.6 million diluted shares outstanding, compared to adjusted net income of $37.6 million for the year ended December 31, 2015, or $0.50 per fully diluted share, based on 74.7 million diluted shares outstanding.

Adjusted EBITDA, a non-GAAP financial measure, increased 13.4% to $84.9 million from $74.9 million for the year ended December 31, 2015. Adjusted EBITDA as a percentage of net sales for the year ended December 31, 2016 was 31.4%, compared to 40.7% for the year ended December 31, 2015.

Segment Review

As a result of the Tyrrells acquisition, the Company has created two reportable segments to align its external financial reporting with its operating and internal financial model. The two reportable segments include (i) North America and (ii) International.

North America:

For the year ended December 31, 2016, North America segment net sales and operating income were $229.7 million and $82.3 million, respectively. This compares with North America segment net sales and operating income of $183.9 million and $76.5 million, respectively for the year ended December 31, 2015.

International:

For the year ended December 31, 2016, International segment net sales and operating income were $41.1 million and $2.8 million, respectively.

Balance Sheet and Cash Flow

As of December 31, 2016, the Company had cash and cash equivalents of $10.3 million and net availability under its $50.0 million revolving line of credit of $40.1 million. Net debt, as defined under the Company’s credit facility, represents outstanding indebtedness less cash and cash equivalents, was $604.6 million as of December 31, 2016, compared to $182.5 million as of December 31, 2015. The increase was primarily attributable to the acquisition of the Tyrrells portfolio of international brands during the year ended December 31, 2016. Amplify’s leverage ratio as calculated under the Company’s credit facility increased to 5.9x trailing twelve month EBITDA at December 31, 2016. The Company remains committed to reducing its long-term net leverage to under 4.5x.

Outlook

For the full year 2017 the Company expects to report:

•	Net sales of $404 million to $420 million

•	Adjusted EBITDA of $103 million to $111 million

•	Adjusted EPS of $0.43 to $0.51

•	Effective non-GAAP tax rate of 34% to 36%

•	Cash and non-cash interest expense of approximately $43 million to $45 million

•	Fully diluted share count of approximately 77.0 million shares

•	The Company’s outlook assumes an estimated foreign currency exchange rate of 1.24 USD:GBP

As a result of the timing of planned distribution and sales gains across the Company’s business segments, it expects the rate of year-over-year growth for both sales and profitability to increase as the year progresses. The Company expects to generate approximately 45% of its annual 2017 net sales in the first half of 2017 and 55% in the second half of 2017 and expects to generate approximately 40% of its Adjusted EBITDA contribution in the first of 2017 and and 60% in the second half of 2017, respectively.

The Company has not reconciled its expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because it has not finalized calculations for several factors necessary to provide the reconciliations, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, March 8, 2016 at 3:30 p.m. Central time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://amplifysnackbrands.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, March 22, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13656196.

About Amplify Snack Brands, Inc.

Headquartered in Austin, Texas, Amplify Snack Brands is a high growth snack food company focused on developing and marketing products that appeal to consumers’ growing preference for Better-For-You (BFY) snacks. Our brands SkinnyPop®, Tyrrells®, Paqui®, Oatmega®, Lisa’s® Chips, The Wholesome Food CompanyTM, and Thomas ChipmanTM embody our BFY mission of “snacking without compromise” and have amassed a loyal customer base across a wide range of food distribution channels in the United States, United Kingdom, Canada, Europe and Australia. For additional information, please visit: http://amplifysnackbrands.com.

Looking Statements

This press release contains certain forward-looking statements regarding our performance, including in the section titled “Outlook.” Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) changes in consumer preferences and discretionary spending may have a material adverse effect on our brand loyalty, net sales, results of operations and financial condition, (ii) we rely on sales to a limited number of distributors and retailers for the substantial majority of our net sales, and the loss of one or more such distributors or retailers may harm our business, (iii) sales of a limited number of SkinnyPop products and flavors contributed all of our historical profitability and cash flow and a reduction in the sale of our SkinnyPop products would have a material adverse effect on our ability to remain profitable and achieve future growth, and (iv) our ability to successfully integrate the Tyrrells business and our other recent acquisitions with our existing operations.

Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release are included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (“SEC”) and in other filings we will make with the SEC from time to time, particularly under the caption Risk Factors.

You should not place undue reliance upon forward-looking statements as predictions of future events. Amplify has based the forward-looking statements contained in this press release on its current expectations and projections about future events and trends that it believes may affect its business, financial condition, results of operations and prospects. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Amplify undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Measures

In order to aid understanding of Amplify’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release.

Management believes that Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Adjusted EBITDA and Adjusted net income are not and should not be considered alternatives to net income or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share may differ from methods used by other companies. Management believes that these non-GAAP measurements are important to help gain an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliations, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

Investors:

Amplify Snack Brands, Inc.

Josh Gittler, 512-640-8377

jgittler@amplifysnacks.com

or

ICR

Katie Turner, 646-277-1228

katie.turner@icrinc.com

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,323	$18,751
Accounts receivable, net	42,852	11,977
Inventories	18,250	6,829
Other current assets	7,804	1,293

Total current assets	79,229	38,850
Property and equipment, net	45,884	2,153
Other assets:
Goodwill	151,953	47,421
Intangible assets, net	559,996	269,468
Other non-current assets (1)	1,178	40

Total assets	$838,240	$357,932

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$45,087	$14,532
Senior term loan- current portion	5,936	12,750
Founder contingent consideration	—	25,197
Tax receivable obligation- current portion	7,114	6,632
Note payable, net	991	—
Other current liabilities	908	217

Total current liabilities	60,036	59,328
Long-term liabilities:
Senior term loan (1)	571,576	181,704
Revolving credit facility	7,210	—
Notes payable, net	6,678	3,757
Tax receivable obligation	81,905	89,498
Deferred tax liabilities	54,890	5,115
Other liabilities	4,211	3,107

Total long-term liabilities	726,470	283,181
Total shareholders’ equity	51,734	15,423

Total liabilities and shareholders’ equity	$838,240	$357,932

(1)	In the first quarter of 2016, the Company adopted Accounting Standard Update (“ASU”) No. 2015-03, which requires debt issuance costs to be presented as a reduction to the carrying value of the related debt liability, rather than as a deferred charge (asset). This presentation resulted in debt issuance costs being presented in the same manner that debt discounts have historically been presented. As a result, the Company reclassified $2.9 million of debt issuance costs from Other assets to a deduction from the carrying value of the Senior term loan as of December 31, 2015.

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Consolidated Statements of Operations

For the Three Months and Year Ended December 31, 2016 and 2015

(unaudited, in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$88,618	$46,372	$270,811	$183,915
Cost of goods sold	51,807	20,185	140,698	80,972

Gross profit	36,811	26,187	130,113	102,943
Operating expenses:
Sales and marketing	9,498	4,747	32,049	18,527
General and administrative	10,517	9,176	38,205	46,261
Loss (gain) on change in fair value of contingent consideration	—	1,521	(505)	1,521

Total operating expenses	20,015	15,444	69,749	66,309

Operating income	16,796	10,743	60,364	36,634
Interest expense	11,110	3,104	22,898	12,428
Other income	(2,066)	—	(6,287)	—
Loss on extinguishment of debt	—	—	1,100	—

Income before income taxes	7,752	7,639	42,653	24,206
Income tax (benefit) expense	(726)	3,229	15,360	14,321

Net income	$8,478	$4,410	$27,293	$9,885

Earnings per share:
Basic and diluted	$0.11	$0.06	$0.36	$0.13

Weighted average common shares outstanding:
Basic	76,777,838	74,865,563	75,471,059	74,747,605

Diluted	76,811,822	74,865,563	75,553,885	74,747,605

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income

(in thousands)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$8,478	$4,410	$27,293	$9,885
Non-GAAP adjustments:
Interest expense	11,110	3,104	22,898	12,428
Income tax (benefit) expense	(726)	3,229	15,360	14,321
Depreciation expense	1,617	104	2,431	310
Amortization of intangible assets	1,883	1,063	5,316	4,228
Equity-based compensation expense	1,697	870	5,669	3,305
Inventory fair value adjustment	694	—	694	—
Loss (gain) on change in fair value of contingent consideration	—	1,521	(505)	1,521
Tax receivable agreement revaluation	(516)	—	(516)	—
Foreign currency (gains) losses	(1,538)	—	(5,759)	—
Loss on extinguishment of debt	—	—	1,100	—
Founder contingent compensation	—	4,456	—	18,261
Transaction-related expenses:
IPO-related expenses (1)	—	(13)	—	9,339
Equity offering-related expenses (2)	133	—	748	—
Acquisition-related expenses (3)	591	(1)	10,089	461
Executive recruitment (4)	113	—	113	742
Recapitalization expenses (5)	—	—	—	91

Adjusted EBITDA	$23,536	$18,743	$84,931	$74,892
Less:
Interest expense	11,110	3,104	22,898	12,428
Depreciation expense	1,617	104	2,431	310

Adjusted net income before taxes	10,809	15,535	59,602	62,154
Adjusted income tax expense	4,205	6,059	22,623	24,536

Adjusted net income	$6,604	$9,476	$36,979	$37,618

Adjusted earnings per share- diluted	$0.09	$0.13	$0.49	$0.50

Weighted average common shares outstanding- diluted	76,811,822	74,865,563	75,553,885	74,747,605

(1)	Includes performance bonuses and related payroll taxes paid to employees upon the completion of the IPO, a financial advisory fee paid to an advisor in connection with the IPO, and legal, accounting, consulting, printing, filing and listing fees paid in connection with the IPO process.
(2)	Includes legal, accounting, printing and filing fees paid in connection with the our secondary equity public offering, which closed in May 2016, and our shelf registration with the SEC in November 2016.

(3)	Includes legal, accounting and consulting fees along with severance expenses and integration costs incurred in connection with our acquisition of Tyrrells brands in September 2016, Oatmega brands in April 2016 and Paqui brands in April 2015.
(4)	Represents the recognized expense associated with sign-on and retention bonuses for certain executive hires and certain recruiting fees.
(5)	Represents expenses we incurred in connection with a distribution paid in May 2015 to members of the former parent entity of the Company.

Amplify Snack Brands, Inc.

Reconciliation of GAAP Selling and Marketing and General and Administrative (“SG&A”) Expenses

to Adjusted SG&A Expenses

(In thousands)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
SG&A	$20,015	$13,923	$70,254	$64,788
Less:
Depreciation expense	(474)	(50)	(681)	(111)
Amortization of intangible assets	(1,883)	(1,063)	(5,316)	(4,228)
Equity-based compensation expense	(1,697)	(870)	(5,669)	(3,305)
Founder contingent compensation	—	(4,456)	—	(18,261)
Transaction-related expenses:
IPO-related expenses (1)	—	13	—	(9,339)
Equity offering-related expenses (2))	(133)	—	(748)	—
Acquisition-related expenses (3)	(591)	1	(10,089)	(461)
Executive recruitment (4)	(113)	—	(113)	(742)
Recapitalization expenses (5)	—	—	—	(91)

Adjusted SG&A	$15,124	$7,498	$47,638	$28,250

(1)	Includes performance bonuses and related payroll taxes paid to employees upon the completion of the IPO, a financial advisory fee paid to an advisor in connection with the IPO, and legal, accounting, consulting, printing, filing and listing fees paid in connection with the IPO process.
(2)	Includes legal, accounting, printing and filing fees paid in connection with the our secondary equity public offering, which closed in May 2016, and our shelf registration with the SEC in November 2016.
(3)	Includes legal, accounting and consulting fees along with severance expenses and integration costs incurred in connection with our acquisition of the Tyrrells brands in September 2016, Oatmega brands in April 2016 and Paqui brands in April 2015.
(4)	Represents the recognized expense associated with sign-on and retention bonuses for certain executive hires and certain recruiting fees.
(5)	Represents expenses we incurred in connection with a distribution paid in May 2015 to members of the former parent entity of the Company.